Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sally Beauty Holdings, Inc.:

We consent to the use of our report dated December 21, 2006, with respect to the consolidated balance sheets of Sally Holdings, Inc. and Subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of earnings, cash flows and stockholder’s equity for each of the years in the three-year period ended September 30, 2006, incorporated by reference herein.

Our report refers to changes in the Company’s method of accounting for stock-based compensation effective October 1, 2005.

/s/ KPMG LLP

Dallas, Texas
April 30, 2007